DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                       September 30,      December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  887,895       $  496,565
PROPERTY                                  6,391,951        6,832,913
OTHER ASSETS                                 60,088           67,449

TOTAL                                    $7,339,934       $7,396,927

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  753,383       $  727,497

MINORITY INTEREST IN
REAL ESTATE JOINT VENTURE                   278,458          315,846

PARTNERS' EQUITY:
     General Partners                       (74,359)         (73,905)
     Limited Partners                     6,382,452        6,427,489

  Total partners' equity                  6,308,093        6,353,584

TOTAL                                    $7,339,934       $7,396,927

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                       September 30,    September 30,
                                           1998             1997
REVENUES:
Rental Income                            $  717,422       $  674,803
Interest                                      2,997            3,686
     Total revenues                         720,419          678,489

EXPENSES:

Operating Expenses                          371,937          377,896
General and administrative                   38,890           39,975
     Total expenses                         410,827          417,871

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             309,592          260,618
   EQUITY IN INCOME OF REAL ESTATE          (31,688)         (24,611)

NET INCOME                               $  341,280       $  285,229


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  337,867       $  282,377
    General partners                          3,413            2,852

TOTAL                                    $  341,280       $  285,229

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $    11.01       $     9.20


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                      September 30,     September 30,
                                           1998             1997


REVENUES:

Rental Income                          $2,052,087       $1,961,832
Interest                                    8,492            9,905
Total Revenues                          2,060,579        1,971,737

EXPENSES:
Operating Expenses                      1,086,030        1,095,325
General and Administrative                173,462          168,642
Total Expenses                          1,259,492        1,263,967

INCOME BEFORE MINORITY INTEREST
IN INCOME OF REAL ESTATE
JOINT VENTURE                             801,087          707,770

MINORITY INTEREST IN INCOME OF REAL
ESTATE JOINT VENTURE                      (83,512)         (66,421)

NET INCOME                               $884,599         $774,191


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          875,753          766,449
General Partners                            8,846            7,742

TOTAL                                     884,599          774,191

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $28.53           $24.97

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               30,693           30,693

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT JANUARY 1, 1997           ($  68,439)     $6,968,646   $6,900,207

NET INCOME                               7,742         766,449      774,191
DISTRIBUTIONS                           (9,300)       (920,790)    (930,090)

EQUITY AT SEPTEMBER 30, 1997          ($69,997)     $6,814,305   $6,744,308

EQUITY AT JANUARY 1, 1998             ($73,905)     $6,427,489   $6,353,584

NET INCOME                               8,846         875,753      884,599
DISTRIBUTIONS                           (9,300)       (920,790)    (930,090)

EQUITY AT SEPTEMBER 30, 1998          ($74,359)     $6,382,452   $6,308,093


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    September 30,     September 30,
                                        1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 884,599        $774,191

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        440,813         440,811
     Loss on disposal of
     property and equipment                  149               0
     Distributions paid to
       minority interest in
       real estate joint venture
       in excess of earnings             (37,388)        (36,779)
     Changes in assets and
      	liabilities:

     Decrease(Increase)in other assets     7,361         (44,624)
     Increase in liabilities              25,886          15,600

Net cash provided by
  operating activities                 1,321,420       1,149,199

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                           0         (13,349)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (930,090)       (930,090)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      391,330         205,760

CASH AND CASH EQUIVALENTS:

     At beginning of period              496,565         549,578
     At end of period                  $ 887,895        $755,338


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph
W. Conway) and limited partners owning 30,693 limited partnership units.

The accompanying financial information as of September 30, 1998, and for the periods ended September 30, 1998, and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of September 30, 1998, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and improvements             10,975,750
        Total                                  13,705,540
        Less: Accumulated Depreciation        ( 7,313,589)
        Property - Net                       $  6,391,951




3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.